Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Q3 2018 Financial Results; All Customer Deliveries on Schedule at the End of the Quarter; Delivered 160 737 Shipsets

Third Quarter 2018 Results and Highlights

•	Delivered 431 shipsets, up 7% y/y, including 160 737s, up 17% y/y

•	Revenue of $1.8 billion, up 4% y/y

•	Earnings per share (EPS) of $1.59, up 26% y/y; Adjusted EPS* of $1.70, up 35% y/y

•	Authorization for share repurchase program increased to $1 billion

Wichita, Kan., October 31, 2018 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported third quarter 2018 financial results.

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2018	2017	Change	2018	2017	Change
Revenues	$1,814	$1,748	4%	$5,387	$5,268	2%
Operating Income	$223	$202	10%	$600	$315	91%
Operating Income as a % of Revenues	12.3%	11.6%	70 BPS	11.1%	6.0%	510 BPS
Net Income	$169	$147	15%	$439	$232	89%
Net Income as a % of Revenues	9.3%	8.4%	90 BPS	8.2%	4.4%	380 BPS
Earnings Per Share (Fully Diluted)	$1.59	$1.26	26%	$3.98	$1.95	**
Adjusted Earnings Per Share (Fully Diluted)*	$1.70	$1.26	35%	$4.42	$4.00	11%
Fully Diluted Weighted Avg Share Count	106.1	117.0		110.3	119.0
** Represents an amount equal to or in excess of 100% or not meaningful
“A full schedule recovery and subsequent cost reduction of the 737 line has been a primary focus while sustaining execution across all programs. We made great progress continuing to improve the consistency and efficiency of 737 deliveries during the quarter, and are now fully recovered to our delivery schedule,” said Spirit President and CEO Tom Gentile. “All other programs, including the A320 and the A350, are on schedule. We are also on track to increase rate to 57 airplanes per month on 737 and 14 airplanes per month on 787, both of which occur next year.”

* Non-GAAP financial measure, see Appendix for reconciliation

Update on Proposed Acquisition of Asco Industries
Spirit and Asco Industries have been working cooperatively with the European Commission (the "Commission") in recent weeks in its review of Spirit's proposed acquisition. During the course of its Phase 1 review, the Commission identified issues that it requires to be addressed regarding the transaction. Consequently, Spirit has decided to withdraw its notification of the transaction from the Commission in order to address those issues. This will interrupt the Commission's current review of the transaction. Spirit and Asco will work to refile the notification in a timely manner.
Spirit remains confident that the transaction will be completed and remains enthusiastic about the strategic fit of Asco with the rest of its operations.
Revenue
    Spirit’s third quarter 2018 revenue was $1.8 billion, up from the same period of 2017. This increase was primarily driven by higher production deliveries on the Boeing 737 program and increased defense related activity, partially offset by lower production deliveries on the Boeing 777 program, and lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606. (Table 1)
Spirit’s backlog at the end of the third quarter of 2018 was approximately $48 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the third quarter of 2018 was $223 million, up compared to $202 million in the same period of 2017. This increase was primarily due to the recovery of legal fees related to a recent court decision as well as margin recognized on the Airbus A350 program as a result of the adoption of ASC 606. Third quarter EPS was $1.59, up compared to $1.26 in the same period of 2017. Third quarter adjusted EPS was $1.70*, excluding the impact of the proposed Asco acquisition and debt financing costs, up compared to $1.26 in the same period of 2017. (Table 1)
Cash
Cash from operations in the third quarter of 2018 was $170 million, compared to $291 million in the same quarter last year. Adjusted free cash flow* in the third quarter of 2018 was $130 million, compared to $240 million in the same quarter last year. (Table 2) “For the full-year, we remain on track to achieve our cash flow guidance of $550 - $575 million,” Gentile said.

* Non-GAAP financial measure, see Appendix for reconciliation

Cash balance at the end of the quarter was $683 million. The company’s revolving credit facility remained undrawn at the end of the quarter.

Table 2. Cash Flow and Liquidity (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2018	2017	Change	2018	2017	Change
Cash from Operations	$170	$291	(41%)	$567	$625	(9%)
Purchases of Property, Plant & Equipment	($62)	($51)	22%	($171)	($139)	23%
Free Cash Flow*	$109	$240	(55%)	$397	$486	(18%)
Adjusted Free Cash Flow*	$130	$240	(46%)	$421	$486	(13%)

Liquidity				September 27, 2018	December 31, 2017
Cash				$683	$423
Total Debt				$1,895	$1,151

Financial Outlook

2018 Guidance
Table 3. Financial Outlook Updated October 31, 2018	Prior	New

Revenues	$7.2 - $7.3 billion	$7.2 - $7.3 billion
Adjusted Earnings Per Share (Fully Diluted)*^	$6.10 - $6.35	$6.10 - $6.35
Effective Tax Rate	21% - 22%	~ 20%
Adjusted Cash from Operations*^	$825 - $900 million	$825 - $900 million
Adjusted Free Cash Flow*^	$550 - $575 million	$550 - $575 million

^ Adjusted figures exclude the impact of the Asco acquisition, including transaction costs, interest on debt associated with the transaction, and loss on derivative instrument (foreign currency forward contract based on acquisition purchase price) and debt financing costs as applicable. GAAP EPS and Cash from Operations guidance omitted due to the uncertainty of full-year Asco acquisition impacts as such impacts are dependent on timing of closing the acquisition.

Risks applicable to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release.

* Non-GAAP financial measure, see Appendix for reconciliation

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the third quarter of 2018 increased by four percent from the same period last year to $991 million. This increase was primarily due to higher production deliveries on the Boeing 737 program and increased defense work, partially offset by lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606 and lower production deliveries on the Boeing 777 program. Operating margin for the third quarter of 2018 decreased to 13.6 percent, compared to 15.0 percent during the same period of 2017, primarily due to lower margins recognized on the Boeing 737 program in the third quarter of 2018, partially offset by higher margin recognized on the Airbus A350 program as a result of the adoption of ASC 606. In the third quarter of 2018, the segment recorded pretax $(12.0) million of unfavorable cumulative catch-up adjustments.

Propulsion Systems
Propulsion Systems segment revenue in the third quarter of 2018 increased nine percent from the same period last year to $442 million, primarily driven by higher propulsion deliveries on the Boeing 737 program, partially offset by lower production deliveries on the Boeing 777 program and lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606. Operating margin for the third quarter of 2018 decreased slightly to 17.2 percent, compared to 17.7 percent during the same period of 2017, primarily due to unfavorable changes in estimates recognized in the current quarter. In the third quarter of 2018, the segment recorded pretax $(2.4) million of unfavorable cumulative catch-up adjustments and $(0.8) million of net forward losses.

Wing Systems
Wing Systems segment revenue in the third quarter of 2018 decreased by one percent from the same period last year to $379 million, primarily due to lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606 and lower revenue recognized on the Airbus A350 program in accordance with pricing terms, partially offset by higher production deliveries on the Boeing 737 and Airbus A320 programs. Operating margin for the third quarter of 2018 increased to 15.5 percent, compared to 12.8 percent during the same period of 2017, primarily driven by margin recognized on the Airbus A350 program as a result of the adoption of ASC 606. In the third quarter of 2018, the segment recorded pretax $1.4 million of favorable cumulative catch-up adjustments and $0.3 million of favorable changes in estimates on forward loss programs.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2018	2017 (1)	Change	2018	2017 (1)	Change
Segment Revenues
Fuselage Systems	$991.0	$957.0	3.6%	$2,983.4	$2,812.1	6.1%
Propulsion Systems	442.4	407.9	8.5%	1,259.6	1,250.7	0.7%
Wing Systems	378.6	382.2	(0.9%)	1,138.6	1,201.7	(5.3%)
All Other	1.7	1.1	54.5%	5.1	3.9	30.8%
Total Segment Revenues	$1,813.7	$1,748.2	3.7%	$5,386.7	$5,268.4	2.2%
Segment Earnings from Operations
Fuselage Systems	$134.8	$143.8	(6.3%)	$417.7	$205.0	**
Propulsion Systems	76.2	72.4	5.2%	203.9	183.4	11.2%
Wing Systems	58.6	49.1	19.3%	166.1	134.7	23.3%
All Other	1.3	0.2	**	0.3	(0.5)	**
Total Segment Operating Earnings	$270.9	$265.5	2.0%	$788.0	$522.6	50.8%
Unallocated Expense
SG&A	($37.3)	($49.8)	25.1%	($154.5)	($149.9)	(3.1%)
Impact of Severe Weather Event	—	—	**	—	(19.9)	**
Research & Development	(10.8)	(9.5)	(13.7%)	(31.3)	(21.2)	(47.6%)
Cost of Sales	(0.3)	(3.9)	92.3%	(2.6)	(17.0)	84.7%
Total Earnings from Operations	$222.5	$202.3	10.0%	$599.6	$314.6	90.6%
Segment Operating Earnings as % of Revenues
Fuselage Systems	13.6%	15.0%	(140) BPS	14.0%	7.3%	670 BPS
Propulsion Systems	17.2%	17.7%	(50) BPS	16.2%	14.7%	150 BPS
Wing Systems	15.5%	12.8%	270 BPS	14.6%	11.2%	340 BPS
All Other	**	**	**	**	**	**
Total Segment Operating Earnings as % of Revenues	14.9%	15.2%	(30) BPS	14.6%	9.9%	470 BPS
Total Operating Earnings as % of Revenues	12.3%	11.6%	70 BPS	11.1%	6.0%	510 BPS

**	Represents an amount equal to or in excess of 100% or not meaningful

(1)	Adjusted for ASU 2017-07 (Pension) as follows:

Fuselage Systems	$(4.5)	$(13.5)
Propulsion Systems	(1.8)	(5.5)
Wing Systems	(1.8)	(5.5)
All Other	—	—
Total Segment Impact	$(8.1)	$(24.5)

SG&A	(1.0)	(3.1)

Total Operating Earnings Impact	$(9.1)	$(27.6)

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Fred Malley (316) 523-1233
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations under our new and maturing commercial, business aircraft, and military development programs, and the related recurring production; 3) our ability to accurately estimate and manage performance, cost, and revenue under our contracts, including our ability to achieve certain cost reductions with respect to the B787 program; 4) margin pressures and the potential for additional forward losses on new and maturing programs; 5) our ability and our suppliers’ ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft and expanding model mixes; 6) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 7) customer cancellations or deferrals as a result of global economic uncertainty or otherwise; 8) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 9) the success and timely execution of key milestones such as the receipt of necessary regulatory approvals, including our ability to obtain in a timely fashion any required regulatory or other third party approvals for the consummation of our announced acquisition of Asco, and customer adherence to their announced schedules; 10) our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing and our other customers; 11) our ability to enter into profitable supply arrangements with additional customers; 12) the ability of all parties to satisfy their performance requirements, including our ability to timely deliver quality products, under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 13) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals, or reduced orders by their customers or from labor disputes, domestic or international hostilities, or acts of terrorism; 14) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 15) our ability to avoid or recover from cyber-based or other security attacks, information technology failures, or other disruptions; 16) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 17) our ability to borrow additional funds or refinance debt, including our ability to obtain the debt to finance the purchase price for our announced acquisition of Asco on favorable terms or at all; 18) competition from or in-sourcing by commercial aerospace original equipment manufacturers and competition from other aerostructures suppliers; 19) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 20) the effect of changes in tax law, such as the effect of The Tax Cuts and Jobs Act that was enacted on December 22, 2017, and changes to the interpretations of or guidance related thereto, and the Company’s ability to accurately calculate and estimate the effect of such changes; 21) any reduction in our credit ratings; 22) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 23) our ability to recruit and retain a critical mass of highly-skilled employees and our relationships with the unions representing many of our employees; 24) spending by the U.S. and other governments on defense; 25) the possibility that our cash flows and our credit facility may not be adequate for our additional capital needs or for payment of interest on, and principal of, our indebtedness; 26) our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; 27) the effectiveness of any interest rate hedging programs; 28) the effectiveness of our internal control over financial reporting; 29) the outcome or impact of ongoing or future litigation, claims, and regulatory actions; 30) exposure to potential product liability and warranty claims; 31) our ability to effectively assess, manage and integrate acquisitions that we pursue, including our ability to successfully integrate the Asco business and generate synergies and other cost savings; 32) the consummation of our announced acquisition of Asco while avoiding any unexpected costs, charges, expenses, adverse changes to business relationships and other business disruptions for ourselves and Asco as a result of the acquisition; 33) our ability to continue selling certain receivables through our supplier financing program; 34) the risks of doing business internationally, including fluctuations in foreign current exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies; and 35) our ability to complete the accelerated stock repurchase, among other things. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	3rd Quarter		Nine Months
	2018	2017	2018	2017
B737	160	137	457	399
B747	1	1	4	4
B767	8	8	23	21
B777	11	15	32	55
B787	33	37	108	105
Total Boeing	213	198	624	584

A220 (1)	6	—	6	—
A320 Family	165	146	488	452
A330/340	13	21	46	60
A350	19	18	71	65
A380	1	2	4	10
Total Airbus	204	187	615	587

Business/Regional Jet (1)	14	19	56	67

Total	431	404	1,295	1,238

(1) Airbus acquired majority ownership in the C-Series program (subsequently renamed to the A220 program) in July 2018; all C-Series deliveries prior to Q3 2018 are included in Business/Regional Jet and all subsequent A220 deliveries are included in A220.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2018	September 28, 2017 (1)	September 27, 2018	September 28, 2017 (1)
	($ in millions, except per share data)
Revenue	$1,813.7	$1,748.2	$5,386.7	$5,268.4
Operating costs and expenses:
Cost of sales	1,543.1	1,486.6	4,601.3	4,762.8
Selling, general and administrative	37.3	49.8	154.5	149.9
Impact of severe weather event	—	—	—	19.9
Research and development	10.8	9.5	31.3	21.2
Total operating costs and expenses	1,591.2	1,545.9	4,787.1	4,953.8
Operating income	222.5	202.3	599.6	314.6
Interest expense and financing fee amortization	(24.2)	(10.4)	(60.3)	(30.1)
Other income (expense), net	7.4	11.0	(0.8)	32.2
Income before income taxes and equity in net income of affiliate	205.7	202.9	538.5	316.7
Income tax provision	(36.9)	(55.9)	(99.7)	(84.9)
Income before equity in net income of affiliate	168.8	147.0	438.8	231.8
Equity in net income of affiliate	—	0.2	0.6	0.3
Net income	$168.8	$147.2	$439.4	$232.1

Earnings per share
Basic	$1.61	$1.27	$4.02	$1.97
Shares	105.1	115.8	109.3	117.8

Diluted	$1.59	$1.26	$3.98	$1.95
Shares	106.1	117.0	110.3	119.0

Dividends declared per common share	$0.12	$0.10	$0.34	$0.30

(1) Adjusted for ASU 2017-07 (Pension) as follows:

Cost of sales		$8.1		$24.5
Selling, general and administrative		$1.0		$3.1
Other income (expense), net		$9.1		$27.6

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 27, 2018	December 31, 2017
	($ in millions)
Assets
Cash and cash equivalents	$683.4	$423.3
Restricted cash	0.3	2.2
Accounts receivable, net	685.1	722.2
Contract assets, short-term	513.2	—
Inventory, net	931.0	1,449.9
Other current assets	35.4	53.5
Total current assets	2,848.4	2,651.1
Property, plant and equipment, net	2,123.0	2,105.3
Contract assets, long-term	53.5	—
Pension assets	372.3	347.1
Other assets	284.9	164.3
Total assets	$5,682.1	$5,267.8
Liabilities
Accounts payable	$882.4	$693.1
Accrued expenses	354.0	269.3
Profit sharing	42.0	109.5
Current portion of long-term debt	25.0	31.1
Advance payments, short-term	112.7	100.0
Contract liabilities, short-term	153.5	—
Forward loss provision, short-term	147.3	—
Deferred revenue and other deferred credits, short-term	7.1	64.6
Deferred grant income liability - current	19.4	21.6
Other current liabilities	68.8	331.8
Total current liabilities	1,812.2	1,621.0
Long-term debt	1,869.7	1,119.9
Advance payments, long-term	146.4	231.7
Pension/OPEB obligation	38.4	40.8
Contract liabilities, long-term	353.8	—
Forward loss provision, long-term	72.6	—
Deferred revenue and other deferred credits	26.8	161.0
Deferred grant income liability - non-current	30.7	39.3
Other liabilities	215.1	252.6
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 106,493,926 and 114,447,605 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	983.4	1,086.9
Accumulated other comprehensive loss	(145.0)	(128.5)
Retained earnings	2,548.7	2,422.4
Treasury stock, at cost (39,624,996 and 31,467,709 shares, respectively)	(2,272.3)	(1,580.9)
Total stockholders’ equity	1,115.9	1,801.0
Noncontrolling interest	0.5	0.5
Total equity	1,116.4	1,801.5
Total liabilities and equity	$5,682.1	$5,267.8

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 27, 2018	September 28, 2017
	($ in millions)
Operating activities
Net income	$439.4	$232.1
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	171.3	159.0
Amortization expense	0.4	0.2
Amortization of deferred financing fees	17.3	2.5
Accretion of customer supply agreement	3.0	1.5
Employee stock compensation expense	19.9	15.9
Loss from derivative instruments	3.4	1.1
Loss (gain) from foreign currency transactions	0.8	(5.9)
Loss on impairment and disposition of assets	1.7	7.9
Deferred taxes	(37.8)	29.0
Pension and other post-retirement benefits, net	(25.1)	(32.5)
Grant liability amortization	(15.9)	(13.9)
Equity in net income of affiliate	(0.6)	(0.3)
Forward loss provision	(134.0)	—
Changes in assets and liabilities
Accounts receivable, net	(122.3)	(177.8)
Contract assets	(50.4)	—
Inventory, net	26.7	433.9
Accounts payable and accrued liabilities	279.9	212.8
Profit sharing/deferred compensation	(67.4)	(35.9)
Advance payments	(73.2)	(154.7)
Income taxes receivable/payable	(28.3)	(36.0)
Contract liabilities	188.0	—
Deferred revenue and other deferred credits	(1.1)	(222.8)
Other	(28.3)	208.5
Net cash provided by operating activities	$567.4	$624.6
Investing activities
Purchase of property, plant and equipment	(170.9)	(138.7)
Other	2.8	0.4
Net cash used in investing activities	($168.1)	($138.3)
Financing activities
Proceeds from issuance of bonds	1,300.0	—
Principal payments of debt	(4.9)	(2.3)
Payments on term loan	(256.3)	(12.5)
Payments on bonds	(300.0)	—
Taxes paid related to net share settlement awards	(15.5)	(13.8)
Debt issuance and financing costs	(23.2)	(0.9)
Proceeds from financing under the New Markets Tax Credit Program	—	7.6
Purchase of treasury stock	(805.8)	(402.1)
Dividends paid	(35.4)	(35.7)
Net cash used in financing activities	($141.1)	($459.7)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	0.2	5.6
Net increase in cash, cash equivalents, and restricted cash	$258.4	$32.2
Cash, cash equivalents, and restricted cash, beginning of the period	445.5	717.6
Cash, cash equivalents, and restricted cash, end of the period	$703.9	$749.8

* Non-GAAP financial measure, see Appendix for reconciliation

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	September 27, 2018	September 28, 2017
Cash and cash equivalents, beginning of the period	$423.3	$697.7
Restricted cash, short-term, beginning of the period	2.2	—
Restricted cash, long-term, beginning of the period	20.0	19.9
Cash, cash equivalents, and restricted cash, beginning of the period	$445.5	$717.6

Cash and cash equivalents, end of the period	$683.4	$726.6
Restricted cash, short-term, end of the period	0.3	3.2
Restricted cash, long-term, end of the period	20.2	20.0
Cash, cash equivalents, and restricted cash, end of the period	$703.9	$749.8

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share, (ii) free cash flow, (iii) adjusted free cash flow, and (iv) adjusted cash from operations, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share. Outlook related to GAAP diluted earnings per share and a reconciliation between GAAP diluted earnings per share and Adjusted EPS are omitted herein due to the uncertainty of full-year Asco acquisition impacts that are dependent on timing of closing the acquisition.

Adjusted Cash from Operations. Adjusted Cash from Operations is defined as GAAP cash from operating activities less various items that are not considered to be directly related to operational performance. The most comparable GAAP measure is cash from operating activities. Outlook related to GAAP cash from operating activities and a reconciliation between GAAP cash from operating activities and Adjusted Cash from Operations are omitted herein due to the uncertainty of full-year Asco acquisition impacts that are dependent on timing of closing the acquisition. Management uses Adjusted Cash from Operations as a measure to assess both business performance and overall liquidity. Adjusted Cash from Operations for the third quarter of 2018 is $148 million, calculated as GAAP cash from operating activities of $170 million less costs related to the Asco acquisition of $22 million. Adjusted Cash from Operations for the nine months ended September 27, 2018, is $543 million, calculated as GAAP cash from operating activities of $567 million less costs related to the Asco acquisition of $24 million.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities, less capital expenditures for property, plant and equipment (expected to be between $275 - $325 million for 2018). Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Outlook related to GAAP cash from operating activities and a reconciliation between GAAP cash from operating activities and Free Cash Flow are omitted herein due to the uncertainty of full-year Asco acquisition impacts that are dependent on timing of closing the acquisition. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

Adjusted Free Cash Flow. Management considers certain items that arise from time to time to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the company’s operating performance and allows more accurate comparisons of the company’s operating results to historical performance. Accordingly, Adjusted Free Cash Flow is defined as free cash flow less these special items. The most comparable GAAP measure is cash provided by operating activities. Outlook related to GAAP cash from operating activities and a reconciliation between GAAP cash from operating activities and Adjusted Free Cash Flow are omitted herein due to the uncertainty of full-year Asco acquisition impacts that are dependent on timing of closing the acquisition. Management uses Adjusted Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

* Non-GAAP financial measure, see Appendix for reconciliation

Adjusted EPS
	3rd Quarter			Nine Months
	2018		2017	2018		2017

GAAP Diluted Earnings Per Share	$1.59		$1.26	$3.98		$1.95
Impact of Asco Acquisition and Debt Financing	0.11	a	—	0.44	b	—
Impact of MOU with Boeing	—		—	—		2.05	c
Adjusted Diluted Earnings Per Share	$1.70		$1.26	$4.42		$4.00

Diluted Shares (in millions)	106.1		117.0	110.3		119.0

a Represents the three months ended Q3 2018 net EPS impact of $0.11 comprised of the following:
(i) Asco acquisition impact of $0.06 per share, which includes:
- Gain related to foreign currency forward contract of $0.01 (gain included in Other income)
- Transaction costs of $0.02 (included in SG&A)
- Interest expense on new debt related to Asco of $0.05 (included in Interest expense)
(ii) Debt financing costs of $0.05 per share (included in Interest expense)
b Represents the nine months ended Q3 2018 net EPS impact of $0.44 comprised of the following:
(i) Asco acquisition impact of $0.33 per share, which includes:
- Loss related to foreign currency forward contract of $0.16 (loss included in Other income)
- Transaction costs of $0.11 (included in SG&A)
- Interest expense on new debt related to Asco of $0.06 (included in Interest expense)
(ii) Debt financing costs of $0.11 per share (included in Interest expense)
c Represents the net EPS impact of the MOU with Boeing of $2.05.

Free Cash Flow
($ in millions)

	3rd Quarter			Nine Months
	2018		2017	2018		2017

Cash from Operations	$170		$291	$567		$625
Capital Expenditures	(62)		(51)	(171)		(139)
Free Cash Flow	$109		$240	$397		$486
Costs related to acquisition of Asco	22	a	—	24	b	—

Adjusted Free Cash Flow	$130		$240	$421		$486

a Represents the three months ended Q3 2018 Asco acquisition impact of $21.7 million comprised of:
- Cash paid on foreign currency forward contract of $14.7 million
- Transaction payments of $5.5 million
- Interest paid on proportion of new debt related to Asco of $1.4 million

b Represents the nine months ended Q3 2018 Asco acquisition impact of $24.1 million comprised of:
- Cash paid on foreign currency forward contract of $14.7 million
- Transaction payments of $7.9 million
- Interest paid on proportion of new debt related to Asco of $1.4 million

* Non-GAAP financial measure, see Appendix for reconciliation